COGNITRONICS REPORTS FOURTH QUARTER RESULTS


DANBURY, Conn. March 31, 2006   Cognitronics Corporation (AMEX:CGN)
today reported   income from continuing operations of $.2 million,
or $.03 per share on a diluted basis, for the quarter ended December 31, 2005 compared to income of $2.1 million, or $.33 per share on a diluted basis, a year ago. Revenues from continuing operations for the fourth quarter were $4 million in 2005 and $4.9 million in 2004.

The company said that the $.9 million decrease in fourth quarter sales was attributable to a delay in acceptance of approximately $2 million of equipment delivered to a major telecommunications service provider in the third quarter of 2005, offset in part by increased sales volume to other customers. The $2 million deferred sale will be recorded as a sale in the first quarter of 2006. "During the third quarter of 2005, the company, with Board approval, initiated a strategic plan to focus on its core business media server solutions to the telecommunications industry," said Brian J. Kelley, president and chief executive officer of
Cognitronics.   "In this connection, the company acquired
ThinkEngine Networks, Inc. and divested its European distributorship operations, Dacon Electronics Plc. during the fourth quarter of 2005.

"From a market perspective, ThinkEngine represents diversification for Cognitronics. With ThinkEngine's VSR1000, we now have a broader product offering which leverages our core AIN expertise with a purpose-built, SIP-based, VoIP solution. We have begun marketing the VSR1000 to our existing customers and, as importantly, we are diversifying into new markets with new channel partners. We are confident that the VSR1000's total cost of ownership is unparalleled in the industry and will present exciting opportunities for service providers as they continue to build their VoIP networks."

The loss from discontinued operations in the 2005 quarter was $.3 million, or $.04 per share on a diluted basis, versus $.3 million, or $.06 per share on a diluted basis, in the 2004 quarter.
The net loss for the three months ended December 31, 2005 was $46,000, or $.01 per share on a diluted basis, compared to net income of $1.8 million, or $.28 per share on a diluted basis in the comparable 2004 quarter.

For the year ended December 31, (a) the loss from continuing operations was $2.6 million, or $.44 per share on a diluted basis, on revenues of 6.7 million in 2005 compared to $.3 million, or $.06 per share on a diluted basis, in 2004; (b) the loss from discontinued operations was $1.6 million, or $.26 per share on a diluted basis, in 2005 versus $.2 million, or $.04 per share on a diluted basis, in 2004; and (c) the net loss was $4.1 million, or $.71 per share on a diluted basis, in 2005 and $.6 million, or $.10 per share on a diluted basis, in 2004.

Cognitronics is a leading supplier of media server solutions to the telecommunications industry. The company's Cognitronics Exchange Network Media Servers (CX Series) are a cost-effective and highly scalable family of carrier class media server platforms, delivering advanced network media solutions in VoIP networks as well as in traditional AIN and TDM circuit switched environments. For more information, visit the company's website at www.cognitronics.com.

Statements contained herein which are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, the continuance of reduced capital expenditures throughout the telecommunications market, variability of sales volume from quarter to quarter, product demand, market acceptance, litigation, risk of dependence on significant customers, third party suppliers and intellectual property rights, risks in product and technology development and other risk factors detailed in the company's Securities and Exchange Commission filings.
                     COGNITRONICS CORPORATION

                        SUMMARY OF RESULTS

                                                        Three Months
                                                      Ended December 31,
                                                      2005         2004
                                                      ----         ----
Net revenues                                       $3,989,000   $4,929,000
Income from continuing operations                    $213,000   $2,105,000
Income from discontinued operations                 ($259,000)   ($336,000)
Net (income) loss                                    ($46,000)  $1,769,000

Income (loss) per basic and diluted share:
   Continuing operations                                 $.03         $.33
   Discontinued operations                              ($.04)       ($.06)
   Net income (loss)                                    ($.01)        $.28

Weighted average number of shares outstanding:
      Basic                                         6,393,081    5,645,341
      Diluted                                       7,024,494    6,362,235



                                                          Year Ended
                                                      Ended December 31,
                                                      2005         2004
                                                      ----         ----
Net sales                                           $6,666,000   $8,006,000
Loss from continuing operations                    ($2,591,000)   ($341,000)
Loss from discontinued operations                  ($1,555,000)   ($213,000)
Net loss                                           ($4,146,000)   ($554,000)

Income (loss) per basic and diluted share:
   Continuing operations                                 ($.44)       ($.06)
   Discontinued operations                               ($.26)       ($.04)
   Net loss                                              ($.71)       ($.10)


Weighted average number of basic and diluted
    shares outstanding                               5,878,928    5,780,603


                         SUMMARY OF FINANCIAL POSITION

                                                   December 31,  December 31,
                                                      2005          2004
                                                      ----          ----
Cash, cash equivalents and marketable securities   $8,120,000     $8,069,000
Working capital                                    $7,251,000    $13,132,000
Total assets                                      $21,205,000    $18,956,000
Total stockholders' equity                        $14,015,000    $15,015,000